THOMAS F. PRISBY, CHAIRMAN

CFS Bancorp, Inc.
707 Ridge Road  —  Munster, Indiana 46321-1678

December 17, 2009
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
219-836-2960

CFS BANCORP, INC. DECLARES CASH DIVIDEND

MUNSTER, IN – December 17, 2009 - CFS Bancorp, Inc. (NASDAQ:  CITZ) announced that its Board of Directors on December 14, 2009 declared a quarterly cash dividend of $0.01 per share payable on January 29, 2010 to stockholders of record on January 8, 2010.  This dividend is unchanged from the prior quarter’s dividend.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank.  Citizens Financial Bank is an independent bank focusing its people, products and services on helping individuals, businesses and communities be successful.  The Bank has 23 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana.  The Company’s website can be found at www.citz.com

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